Exhibit 99.2

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT
PURSUANT TO SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934.
For the fiscal year ended: December 31, 2000

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934.

For the transition period from                to

Commission file number: 1-4850

A. Full title of plan and the address of the plan, if different from that of the issuer named below: CSC Outsourcing Inc. Hourly Savings Plan
B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
Computer Sciences Corporation 2100 East Grand Avenue El Segundo, California 90245

TABLE OF CONTENTS
Description	Page

(a) Financial Statements:
Independent Auditors' Report ................................................................................	3
Statements of Net Assets Available for Benefits As of December 31, 2000 and 1999......................................................................	4
Statements of Changes in Net Assets Available for Benefits For the Years Ended December 31, 2000 and 1999..............................................	5
Notes to Financial Statements...............................................................................	6
(b) Exhibit:
Independent Auditors' Consent.......................................................................	E-1

(c) Supplemental Schedule:
Schedule of Assets Held for Investment Purposes.............................................	S-1

INDEPENDENT AUDITORS' REPORT

Employee Retirement Plan Committee
Computer Sciences Corporation
El Segundo, California:

We have audited the accompanying statements of net assets available for benefits of CSC Outsourcing, Inc. Hourly Savings Plan (the "Plan") as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2000 and 1999, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the table of contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. Such supplemental schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/Deloitte & Touche LLP
June 19, 2001
Los Angeles, California

CSC OUTSOURCING INC. HOURLY SAVINGS PLAN

STATEMENTS OF NET ASSETS
AVAILABLE FOR BENEFITS

	December 31,
	2000	1999
ASSETS
Investments (Notes 2, 5 and 8):
Short-term	$ 11,193	$ 10,105
Long-term--at fair value
Mellon Capital Government Bond Fund	925,195	871,396
Brinson U.S. Equity Fund		1,226,663
Frank Russell Active Equity Fund	1,044,395
CSC Stock Fund	603,475	902,723
Employee loans (Note 6)	9,139	11,670
Interest in Master Trust (Note 5)	1,814,942	1,818,792
Total investments	4,408,339	4,841,349

Receivables:
Participants' contributions	3,234	2,690
Employer contributions	5,056	6,047
Accrued income	71	234
Unsettled trades	4,525	33,712
Total receivables	12,886	42,683
Total Assets	4,421,225	4,884,032

LIABILITIES
Accrued expenses	2,909	1,841
Unsettled trades	5,629	2,796
Other	3,663	1,918
Total Liabilities	12,201	6,555
NET ASSETS AVAILABLE FOR BENEFITS	$ 4,409,024 =========	$ 4,877,477 =========

See Notes to Financial Statements

CSC OUTSOURCING INC. HOURLY SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS
AVAILABLE FOR BENEFITS

	For the Years Ended December 31,
	2000	1999
ADDITIONS
Investment (Loss) Income:
Net (depreciation) appreciation in fair value of investments	$ (485,881)	$ 117,553
Interest	1,771	27,795
Dividends	63,749	58,511
Plan interest in Master Trust investment income	185,261	61,578
	(235,100)	265,437
Investment management fees	(5,849)	(7,358)
	(240,949)	258,079
Contributions:
Employee	139,094	149,699
Employer	63,745	65,553
	202,839	215,252
Total (Reductions) Additions	(38,110)	473,331

DEDUCTIONS
Distributions to participants (Notes 1 and 7)	430,343	768,023
Total Deductions	430,343	768,023
Net (Decrease)	(468,453)	(294,692)

Net assets available for benefits at beginning of year	4,877,477	5,172,169
NET ASSETS AVAILABLE FOR BENEFITS AT END OF YEAR	$ 4,409,024 =========	$ 4,877,477 =========

See Notes to Financial Statements

CSC OUTSOURCING INC. HOURLY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
For the Two Years Ended December 31, 2000

Note 1     Description of the Plan

The following brief description of the CSC Outsourcing Inc. Hourly Savings Plan (the "Plan"), formerly the TMD Hourly Savings Plan, of CSC Outsourcing Inc. (the "Company") is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

The Plan became effective May 2, 1992, as a result of the Company acquiring the Data Systems Division of General Dynamics Corporation. The Plan is administered by a committee consisting of four members who are appointed by the Board of Directors of the Company and serve without compensation, being reimbursed by the Company for all expenditures incurred in the discharge of their duties as members of the committee. The committee has the power to interpret, construe and administer the Plan and to decide any dispute which may arise under the Plan. The Bank of New York (the "Trustee") administers the Plan pursuant to a Trust Agreement entered into with the Company. Certain administrative expenses (including Trustee fees) incurred for services rendered to the Plan are paid by the Company.

The Plan is a voluntary, contributory, defined contribution plan and is intended to satisfy the requirements of Section 401(a) and 401(k) of the Internal Revenue Code (the "Code"). It is also subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

The Company reserves the right to discontinue contributions and to terminate the Plan subject to the provisions of ERISA. Upon such termination, the participants' rights to the Company's contributions vest immediately and the account balances are fully paid to the participants.

Interest in the Common/Collective Trust

The Plan's investments are in the common/collective trust ("CCT") which was established for the investment of assets of the Plan and several other Computer Sciences Corporation sponsored retirement plans. Each participating retirement plan has an undivided interest in the CCT. The assets of the CCT are held by the Trustee. At December 31, 2000 and 1999, the Plan's interest in the net assets of the CCT was approximately .20%. Investment income and administrative expenses relating to the CCT are allocated to the individual plans based upon average monthly balances invested by each plan. As part of the CCT, a portion of the Plan's assets are held in a Master Trust managed by Black Rock Financial Management. At December 31, 2000 and 1999, the Plan's interest in the net assets of the Master Trust was approximately 90% and 8%, respectively.

Participants in the CCT consist of the Computer Sciences Corporation Matched Asset Plan, Computer Sciences Corporation Outsourcing Inc. Hourly Savings Plan, Computer Sciences Corporation Outsourcing Inc. CUTW Hourly Savings Plan, Computer Sciences Corporation Employee Pension Plan, Computer Sciences Corporation Outsourcing Inc. Hourly Pension Plan, Computer Sciences Corporation Outsourcing Inc. CUTW Hourly Pension Plan, CSC/Hughes Retirement Plan, CSR Range Employee Pension Plan, AEDC Contractor's Retirement Plan, CSC Cash Balance Plan and the CSC/Raytheon Retirement Plan, (the "Plans").

CSC OUTSOURCING INC. HOURLY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
For the Two Years Ended December 31, 2000

Eligibility and Participation

Employees are eligible to participate on specified enrollment dates if they satisfy the Plan's service requirements, are hourly paid employees of CSC Outsourcing Inc. and are members of a collective bargaining unit for which participation in this Plan has been provided by negotiated agreement. A rehired eligible employee may receive service credit for his or her previous employment and is eligible to rejoin the Plan on the next enrollment date.

There were approximately 118 and 124 participating employees at December 31, 2000 and 1999, respectively.

Employee and Company Contributions

A participant may authorize before-tax and after-tax contributions to the Plan subject to a maximum level of contributions (a certain percentage of base earnings), as specified by the bargaining agreement covering the employee. Depending on the investment election option the participant elects, the Company will contribute, and forward to the trust fund $0.50 for each $1.00 of the employee matched contribution together with the participant's before-tax and after-tax contribution.

Participants in certain bargaining units who direct 100 percent of their contributions to the Plan's stock fund will receive a monthly matching contribution of $1.00 for each $1.00 of employee matched contributions. Participants under certain bargaining units may contribute additional unmatched contributions at various percentages of base earnings to a maximum specified by the union agreement covering the employee, but only if a participant contributes the maximum matched percentage for which he or she is eligible. The employee's base earnings deferred and contributed to the Trust fund cannot exceed $10,500 for calendar year 2000, the maximum allowable under the Code. Annual after-tax contributions to the Plan (including employee and Company matching contributions) are limited to $30,000 for each participant. Any compensation deferral in excess of $10,500 and any after-tax contributions with matching Company contributions in excess of $30,000, together with income allocable to those excess contributions will be returned to a participant. Any matching Company contributions attributable to any excess contribution, and income allocable thereto, will either be returned to the Company or applied to reduce future matching Company contributions.

Participants may change their investment elections as of any enrollment date if at least a 30 day prior notice is given. However, participants under certain circumstances may be eligible to change their investment elections within a 30 day window period. Participants may transfer their existing account balances in 25 percent increments. Transfer elections are effective on the first quarterly enrollment date following receipt of a 30 day prior notice from the participant.

Company contributions - In accordance with the provisions of the Plan, the Trustee must promptly invest matching Company contributions paid into the trust fund in the same funds as the participant contributions.

The Plan does not permit employees to rollover a qualified distribution from another plan.

CSC OUTSOURCING INC. HOURLY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
For the Two Years Ended December 31, 2000

Participant Accounts

Each participant's account is credited with the participant's contribution and the Company's matching contribution and allocations of Plan earnings, and is charged with an allocation of investment management fees. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting of Participants' Interests/Forfeitures

Participants are 100 percent vested at all times in their before-tax and after-tax contribution accounts. Each participant has a vested interest in the value of his or her Company matching contributions account and investment earnings thereon equal to 100 percent after completing five full years of service.

The five-year cliff vesting schedule is overridden under extraordinary circumstances as specified in the Plan document, in which the participant (or beneficiary(ies)) immediately becomes fully vested in all employer contributions and earnings, regardless of his or her number of years of service.

Any nonvested balances will be immediately forfeited from the participant's account at termination.

Distributable Amounts, Withdrawals and Refunds

The entire balance in all accounts is distributed to participants who retire, die, become disabled, are laid-off for four consecutive weeks, are discharged without fault, or who involuntarily enter military service. Participants who terminate for other reasons receive their vested balances. Nonvested balances are forfeited immediately. The amounts distributed during 2000 and 1999 totaled $430,343 and $768,023, respectively.

While still an employee, a participant may make an in-service withdrawal of all or a portion of his or her after-tax contributions, subject to frequency of withdrawal penalties, as well as vested Company matching contributions, plus the earnings on those amounts. Upon at least a 30 day written notice to the Committee, a participant may make a hardship withdrawal of his or her before-tax and after-tax contributions, as well as vested Company matching contributions if the Committee finds, after considering the participant's request, that an adequate financial hardship and resulting need for such amount has been demonstrated by the participant. Both types of withdrawals are subject to certain restrictions as described in the Plan document. No hardship withdrawals were made in 2000 and 1999.

CSC OUTSOURCING INC. HOURLY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
For the Two Years Ended December 31, 2000

Note 2     Summary of Significant Accounting Policies

The accounting and reporting policies followed in preparation of the financial statements of the Plan of the Company conform with accounting principles generally accepted in the United States of America. The following is a summary of the significant policies.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, Plan management uses estimates. The Plan has disclosed in the financial statements all estimates where it is reasonably possible that the estimate will change in the near term and the effect of the change could be material to the financial statements.

Assets of the Plan

The assets of the Plan are held in a trust with four sub-accounts. The investment income in the respective sub-accounts is allocated to the participants. Contributions to, and payments from, the Plan are specifically identified to the applicable sub-accounts within the trust.

Security Transactions

Security transactions are accounted for on a trade date basis. Dividend income is recorded on the ex-dividend date. Interest income is accounted for on the accrual basis.

In general, participants in the Stock Fund receive distributions in certificates for shares of the common stock of Computer Sciences Corporation.

Valuation of Investment Securities

Investments in common stocks and institutional investment vehicles are stated at fair value based upon closing sales prices reported on recognized securities exchanges on the last business day of the plan year or, for the listed securities having no sales reported and for unlisted securities, upon last reported bid prices on that date. Investments in short-term securities are stated at cost which approximates fair value.

Payment of Benefits

Benefits are recorded when paid.

CSC OUTSOURCING INC. HOURLY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
For the Two Years Ended December 31, 2000

Note 3     Income Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated June 1, 1995, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC).

The Committee believes that the Plan is designed and operated to qualify under Section 401(a) of the Code and, with respect to its qualified cash or deferred arrangement, under Section 401(k) of the Code. Since the requirements of Section 401(k) of the Code are satisfied, the following tax consequences result:

(i) A participant is not subject to federal income tax on Company contributions to the Plan or on income or realized gains in Plan Accounts attributable to the participant until a distribution from the Plan is made to him or her.

(ii) The participant is able to exclude from his or her income for federal income tax purposes, the amount of his or her compensation deferral contributions, subject to a maximum exclusion of $10,500 and $10,000 for the 2000 and 1999 taxable years of the participant, respectively.

(iii) On distribution of a participant's vested interest in the Plan, the participant generally is subject to federal income taxation, except that: (1) tax on "net unrealized appreciation" on any Computer Sciences Corporation stock distributed as a part of a "lump sum distribution" generally would be deferred until the participant disposes of such stock, and (2) tax may be deferred to the extent the participant is eligible for and complies with certain rules permitting the "rollover" of a qualifying distribution to another retirement plan, or individual retirement account.

Note 4     Reconciliation of Financial Statements to Form 5500

	December 31,
	2000	1999
Net assets available for benefits per the financial statements Amounts allocated to withdrawing participants Net assets available for benefits per Form 5500	$ 4,409,024 (154,625) $ 4,254,399 =========	$ 4,877,477 (77,379) $ 4,800,098 =========

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

Year Ended December 31,
2000	1999

Benefits paid to participants per the financial statements
Add: Amounts allocated to withdrawing participants at
   December 31, 2000
Less: Amounts allocated to withdrawing participants at
   December 31, 1999
Benefits paid to participants per the Form 5500

$ 430,343 154,625 (77,379) $ 507,589 ========	$ 768,023 77,379 (167,744) $ 677,658 ========

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2000 but not yet paid as of that date.

Note 5     Investment Funds

Participant contributions - Subject to rules the bargaining units have adopted, each participant has the right to designate one or more of the following investment funds established by the Committee for the investment of his or her compensation deferral contributions and after-tax contributions in percentages determined by the bargaining units.

The investment funds are held by the CCT. The fixed income fund investments are in a Master Trust.

The Fixed Income Fund

The Fixed Income Fund represents holdings of units in a core bond investment fund and is managed by Black Rock Financial Management. The investment portfolio is actively managed and consists of fixed income instruments which include: U.S. Treasury and agency securities, corporate bonds, mortgage-backed securities, municipal bonds and asset-backed fixed income securities. At December 31, 2000 and 1999, the Plan's interest in the net assets of the fixed income investment fund was approximately 90% and 8%, respectively. During August of 2000, another participant in the Master Trust, Computer Sciences Raytheon Deferred Income Savings Plan, transferred its interest out of the Master Trust, resulting in the Plan's increased percentage in the Master Trust for the year ended December 31, 2000. Investment income and administrative expenses relating to the fixed income investment fund are allocated to individual plans based upon average monthly balances invested by each plan.

The following table represents the fair value of investments for the Master Trust.

	December 31,
	2000	1999
Investments at fair value:
Corporate bonds	$ -	$ 10,683,212
U.S. government securities	-	8,885,921
Core bond fund	2,021,876	-
Other bonds	-	2,358,608
Short-term investments	5	233,323
Accrued income	-	160,208
	$ 2,021,881 =========	$ 22,321,272 ==========

Investment income for the Master Trust is as follows:

	December 31,
	2000	999
Investment income:
Net appreciation (depreciation) in fair value of investments	$ 99,373	$ (599,954)
Interest:
Corporate bonds	131,247	705,454
U.S. government securities	178,808	466,200
Dividends	451,427	-
Other bonds	36,537	131,971
Short-term investments	115,487	73,592
	1,012,879	777,263
Less investment management fees	(19,540)	(125,183)
	$ 993,339 ========	$ 652,080 ========

Mellon Capital

This fund is invested in bonds issued or guaranteed by the U.S. Government or U.S. Government agencies. The Fund is managed by Mellon Capital with the objective of tracking to the Intermediate Government Bond Index.

Active Equity Fund

The Active Equity Fund is currently managed by the Frank Russell Trust Company who replaced Brinson Partners, Inc in the year 2000. The Fund is broadly diversified by issue and industry relative to the Russell 1000 index. The Fund is invested in the Frank Russell Active Equity Fund, comprised of large capitalization and intermediate capitalization stocks. The Fund's objective is to maximize risk-adjusted total returns relative to the Russell 1000 index over a full economic cycle.

The CSC Stock Fund

Amounts allocated to this investment alternative will be used to purchase shares of Computer Sciences Corporation common stock that are held for the benefit of the participant. The performance of this investment depends upon the performance of Computer Sciences Corporation's stock. The Trustee may purchase Computer Sciences Corporation stock on national securities exchanges or elsewhere.

Note 6     Participant Loans

The Plan has a loan provision in place which is available to participants covered by certain bargaining units. The Plan allows participants to borrow from their vested account balances from a minimum of $500 to a maximum 50% of their vested account up to $50,000, subject to certain limitations. The loans bear interest at the prime rate quoted in the Wall Street Journal plus 1%, which is set on a quarterly basis.

Loan terms range from 1-5 years or up to 15 years for purchase of a primary residence. Loans are recorded at cost, which approximates fair value, on the Statement of Net Assets Available for Benefits.

The loans (which are accounted for in the Loan Fund) are deducted from the participants' accounts according to a priority specified in the Plan's loan rules and, within each account, pro rata from the funds based on their balances at the time. Loan repayments are reinvested in the participants' funds according to their current investment election. The repayments are similarly allocated among participants' accounts according to the priority specified in the Plan's rules.

Note 7     Benefits Payable

As of December 31, 2000 and 1999, net assets available for benefits included benefits of $154,625 and $77,379, respectively, due to participants who have withdrawn from participation in the Plan.

 CSC OUTSOURCING INC. HOURLY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
For the Two Years Ended December 31, 2000

Note 8     Investments in Common/Collective Trust

The following table presents investments in the CCT at fair value.

	December 31,
	2000	1999
Investments at Fair Value as Determined by Quoted Market Price
Cash	$ 1,663,729	$ -
Short-term investment fund	25,767,826	29,307,397
Money market fund	52,066,070	51,345,379
Bonds and debentures	226,960,951	253,669,770
CSC Stock Fund	387,876,476	571,694,870
International portfolio fund	78,637,722	72,758,006
Investment in registered investment companies
Active Allocation Fund	124,752,673	128,646,885
Brinson Balanced Fund	47,094,954	51,710,654
Brinson Equity Fund	136,809,724	337,368,301
Mellon Capital Aggr. Bond Fund	20,495,304	17,911,698
Mellon Corporate Bond Fund	113,952,590	81,103,182
Mellon EB Enhanced Asset Allocation Fund	111,631	5,912,715
Mellon EB Stock Index Fund	26,083,391	28,134,795
Mellon Equity Fund	246,407,439	260,780,314
Mellon Equity Completion Fund	96,151,793	79,830,857
Mellon Gov't Bond Fund	925,195	874,722
Mellon Index Fund	151,988	136,853
Mellon S&P 500 Index Fund	270,445,105	281,011,005
Pacific Mutual Enhanced Bond Fund	34,743,189	30,991,341
BlackRock Core Bond Fund	20,244,981	5,454,439
Vanguard High Yield Bond Fund	5,005,183	3,369,664
Mellon Balanced 40/60 Fund	11,471,934	8,462,935
Mellon Balanced 60/40 Fund	28,904,001	20,444,734
Mellon Balanced 80/20 Fund	45,206,806	31,402,920
Mellon S&P 500 Select Fund	28,616,010	24,760,868
Frank Russell Active Equity Fund	149,682,268	-
	2,180,228,933	2,377,084,304
Investment at Estimated Fair Value Geewax Terker Hedge fund	13,606,575	12,801,517
Investment at Cost, Which Approximates Fair Value
Employee loans	24,612,171	25,954,315
Total Common/Collective Trust	$2,218,447,679 ===========	$2,415,840,136 ===========
Plan's Interest in the Common/Collective Trust	$ 4,408,339 ===========	$ 4,841,349 ===========

The investment (loss) income of the CCT is summarized as follows:

	Year Ended December 31,
	2000	1999
Net (depreciation) appreciation in fair value of investments	$ (307,220,186)	$ 240,091,100
Dividends	46,592,239	44,038,879
Interest	18,616,881	17,493,100
Common/Collective Trust (Loss) Income	$ (242,011,066) ============	$ 301,623,079 ===========
Plan's Interest in the Common/Collective Trust (Loss) Income	$ (235,100) ============	$ 265,437 ===========

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Act of 1934, the Computer Sciences Corporation Retirement Plans Committee has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

CSC OUTSOURCING INC. HOURLY SAVINGS PLAN
Date: June 29, 2001	By: /S/ LEON J. LEVEL Leon J. Level Chairman, Computer Sciences Corporation Retirement Plans Committee

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference Registration Statement No. 333-00755 of Computer Sciences Corporation on Form S-8 of our report dated June 19, 2001, appearing in this Annual Report on Form 11-K of the CSC Outsourcing Inc. Hourly Savings Plan for the year ended December 31, 2000.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
June 29, 2001

2000
Form 5500, Schedule H, Line 4i
CSC Outsourcing Inc. Hourly Savings Plan
EIN 95-2043126

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

(a)	(b)Identity of isue, borrower, lessor, or similar party	(c)Description of investment, includingmaturity date, rate of interest, collateral, par or maturity value	(d) Cost	(e) Cost

	Mellon Capital Management Corp.	Mutual Fund - Government Bond Fund	$ 921,467	$ 925,195
	Frank Russell Trust Company	Mutual Fund - Equity #1 Fund	1,163,714	1,044,395
*	Computer Sciences Corporation	Common Stock	305,436	603,475
*	Computer Sciences Corporation	Employee Loan Fund (8.75%-9.25%, 5/10/02)	9,139	9,139
	Mellon Capital Management Corp.	Mellon Bank Temporary Investment Fund	113	113
	BlackRock Funds	Core Bond Fund	1,742,870	1,814,942
*	Bank of New York	BNY Short-Term Money Market Fund	11,080	11,080
Total Assets Held for Investment Purposes			$ 4,153,819 =========	$ 4,408,339 =========

      * represents party in interest